Exhibit 99.1

STRATA Skin Sciences Announces CEO Transition

Horsham, PA March 1, 2021 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced Robert (Bob) Moccia has been appointed President and Chief Executive Officer and a member of the board, effective March 1, 2021. Effective February 28, 2021, Dolev Rafaeli, Ph.D., stepped down as President and Chief Executive Officer and as a member of the board.

“We are delighted to welcome Bob to the STRATA team. He is a leader in the field of dermatology, and we are confident that his extensive executive management experience, spanning more than three decades in healthcare, predominantly in the dermatology sector, will deliver a seamless transition,” said Uri Geiger, STRATA Skin Sciences Chairman. “Looking forward, we believe his proven track record leading and building PE-backed dermatology growth companies, combined with a broad operational skillset, will prove to be an asset as we work towards delivering meaningful value to STRATA’s customers, patients and shareholders.”

“I am confident that STRATA has the technology and team in place to be a leader in the treatment of dermatologic conditions,” added Robert Moccia, Chief Executive Officer. “I look forward to immediately contributing to the Company’s unique and proven direct-to-consumer business model and working with the great team that has been assembled. I want to extend my gratitude to the board for their confidence in my ability to lead and grow this exciting company.”

Throughout his extensive career, Mr. Moccia has marketed and/or launched more than 30 dermatological products in the U.S. and created over $1.2 billion in exit transactions. Most recently he served as President, CEO and co-Founder of Encore Dermatology, Inc., a fully integrated dermatology company with a mission to deliver innovative therapies and medical devices to dermatologists to improve the quality-of-life of patients. Prior, he was CEO of Precision Dermatology Inc. Under his leadership, the company’s revenues doubled to more than $100 million and was subsequently acquired by Valeant for approximately $500 million.

In addition, Mr. Moccia has completed multiple licenses, acquisitions, and partnerships in the dermatology space. Earlier in his career, he held executive management positions at Graceway Pharmaceuticals, later Medicis Pharmaceuticals, a subsidiary of Valeant Pharmaceuticals, the largest publicly traded drug maker in Canada, as well as at Bioglan Pharmaceuticals. He also served at Dermik and Stiefel Laboratories in sales, marketing, and business development roles. Mr. Moccia holds a B.S. in Biology from Stonehill College.

“On behalf of the entire Board of Directors, I would like to thank Dolev for his service throughout his tenure at STRATA. Today, the Company stands well-positioned to take share in a rapidly growing market,” added Mr. Geiger. “We wish him well in his future endeavors.”

The Company plans to release its fourth quarter and full year 2020 financial results before the market opens on Wednesday, March 24, 2021. Management will hold a conference call to review the financial results and provide a corporate update on the same day. Details of that event will be provided at a later date.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)

STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 832 clinics, with a worldwide installed base of over 2,300 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

The Company has now introduced its Home by XTRAC™ business, leveraging in-house resources; including DTC advertising, in-house call center and its insurance reimbursement team to provide an at-home, insurance-reimbursed treatment option for patients with certain skin diseases that do not qualify for in-office treatments.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, which may include statements regarding the Company’s ability to generate the growth in its core business, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, the Company’s ability to develop a business for home-based treatment of skin diseases, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the corona virus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Relations Contact:

Leigh Salvo

(415) 937-5404

ir@strataskin.com